EXHIBIT 10.2

[MINDSPEED LETTERHEAD]

April 9, 2008

Simon Biddiscombe

Newport Beach

Re:          Special Bonus

Dear Simon:

On November 23, 2007 Mindspeed Technologies, Inc. agreed to pay you a “Special Bonus” of $100,000, less applicable state and federal tax withholding, in exchange for twelve months of continued service to the company.  In the event that you were to voluntarily leave the company or were terminated for cause on or prior to November 23, 2008, you agreed to repay to the company 100% of the gross amount of the “Special Bonus” within thirty (30) days of such termination of employment.

The Compensation Committee of the Board of Directors has agreed to consider 50% of the bonus to be earned upon your termination date, leaving your repayment obligation to Mindspeed at $50,000.  This is contingent upon your good faith efforts to assist Mindspeed in transition activity to a new CFO and you agreeing in this letter to the following no hire/no solicit promise (as a reminder you will still be bound by the agreements contained in the Employment Agreement you signed when you became an employee of Conexant/Mindspeed):

No Solicit – No Hire Promise.  You agree, for a period of one year beginning on April 22, 2008, that you will not, either directly or through others, solicit, raid or attempt to solicit any employee of Mindspeed to terminate his or her relationship with the company in order to become an employee to or for any other person or entity.  In addition, you promise not to hire any person who, as of the date of this letter, is a member of Mindspeed’s Finance/Legal organization.  You further agree that if the no solicit – no hire promise is breached, you will compensate Mindspeed for such breach by paying to Mindspeed a sum equal to $50,000 (100% of the amount of the “Special Bonus” that had been considered to be earned).

Simon, your contributions to Mindspeed are greatly appreciated and I look forward to your help as we transition to a new CFO.

Sincerely,

Mindspeed Technologies, Inc.

By:	/s/ Raouf Halim
Name: Raouf Halim
Title: Chief Executive Officer

Agreed and Accepted this 15th day of April, 2008.

By:	/s/ Simon Biddiscombe